Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Laird Superfood, Inc., of our report dated March 13, 2024, relating to the consolidated financial statements of Laird Superfood, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of Laird Superfood, Inc. for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Portland, Oregon

June 27, 2024